Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549, 333-212344, 333-224570 and 333-237949) and Form S-3ASR (Nos. 333-215907 and 333-236084) of our reports dated January 26, 2021, with respect to the consolidated financial statements of H.B. Fuller Company, and the effectiveness of internal control over financial reporting of H.B. Fuller Company, included in this Amendment No. 1 to the Annual Report (Form 10-K/A) of H.B. Fuller Company for the year ended November 28, 2020.

/s/ Ernst and Young, LLP

Minneapolis, Minnesota

June 29, 2021